Exhibit 10.1

MARKETING FUND AGREEMENT

THIS MARKETING AGREEMENT (the "Agreement") is entered into as of the 27th day of July, 2010 (the “Effective Date”), by and between WEALTH ENGINEERING LLC, a company duly organized and existing pursuant to the laws of the State of New Jersey (hereinafter called "WEALTH"), and INVESTMENT TOOLS AND TRAINING, LLC, a company duly organized and existing pursuant to the laws of the State of Utah (hereinafter called "ITT").

ITT and WEALTH are collectively referred to herein as the “Parties”. WHEREAS, ITT is engaged in the business of delivering financial education products and services that are sold directly to consumers (“Subscribers”).

WHEREAS, WEALTH is engaged in the business of marketing ITT’S financial education products and services that are sold directly to consumers (“Subscribers”).

 WHEREAS, WEALTH desires to provide the capital to fund the marketing campaigns conducted by ITT and WEALTH will be repaid by ITT as per the terms set forth in this agreement.

WHEREAS, ITT desires to enter into this agreement with WEALTH to secure the necessary funding to grow its business and ITT will repay WEALTH an investment return from ITT’s future sales revenue, according to the terms and conditions set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be bound hereby, ITT and WEALTH hereby agree as follows:

1. WEALTH Obligation.

Subject to the terms and conditions of this Agreement, WEALTH will invest capital directly into ITT’s monthly marketing based upon the actual marketing dollars spent by ITT and provided to WEALTH in writing. WEALTH will declare the amount of the monthly marketing that it will fund on behalf of ITT to determine WEALTH’s percentage of sales for each month. WEALTH recognizes the confidential nature of ITT’s business operations and will not discuss or reveal the specific investment or campaign and business performance results of ITT with any third party other than WEALTH current and potential partners without the express written consent of ITT.

2. ITT Obligation.

ITT will repay WEALTH from the future gross sales revenue derived from ITT’s marketing campaigns in an amount of FIFTY PERCENT (50%) of the first month’s (Month 1) gross sales as a percentage which is attributed to WEALTH’s monthly capital invested in ITT’s campaigns, as determined in Item 1 WEALTH Obligation. In the second month and in each future month, the payment to WEALTH will be at the rate of TWENTY FIVE PERCENT (25%) of gross monthly revenues and in each successive month thereafter related to those sales that originated in that particular month and throughout the active subscription period. These payments will be made on a monthly basis. ITT will provide to WEALTH on a WEEKLY and MONTHLY basis written reports that include the pertinent information related to the results of its campaigns. Specifically this would include:

a. Leads Acquired

b. Actual Media Spend (Actual Invoices paid by ITT upon request)

c. Per Lead Cost

d. Sales

e. Close Percentage

f. Gross Revenue

g. Attrition Rate Metrics

It is understood by the PARTIES that the 50% payout of Month 1 gross revenues may be adjusted upon mutual discussion and agreement of the PARTIES.

These terms will only apply to each month that WEALTH funds, in whole or in part, ITT’s media campaign.

IN WITNESS WHEREOF, ITT and WEALTH each caused this Agreement to be signed and delivered by its duly authorized officer, effective as of the date first set forth above.

WEALTH ENGINEERING LLC

By: /s/ Mario Romano

Name: Mario Romano

Title: CEO

INVESTMENT TOOLS AND TRAINING LLC

By: /s/ Ryan Smith

Name: Ryan Smith

Title: COO